Exhibit 99.1

Anthera Pharmaceuticals Announces Proposed Public Offering of Common Stock

HAYWARD, Calif., July 18, 2012— Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. The Company expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any. The Company intends to use the net proceeds from the offering for general corporate purposes. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Piper Jaffray & Co. and Leerink Swann LLC are acting as joint book-running managers in the offering.

The securities described above are being offered by the Company pursuant to a shelf registration statement previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement relating to these securities, when available, may be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402 or by telephone at 800-747-3924 or by email at prospectus@pjc.com, or from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110 or by telephone at 800-808-7525 or by email at Syndicate@Leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation and autoimmune diseases.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,”

or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about Anthera’s expectations with respect to its proposed offering, including its intention to offer and sell shares, its intention to grant the underwriters an over-allotment option and its intended use of proceed from the offering. Such statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as those set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.

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